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                                                                    Exhibit 99.1



MARRIOTT INTERNATIONAL COMPLETES
TENDER OFFER FOR FORUM GROUP



WASHINGTON, D.C., March 25, 1996 -- Marriott International, Inc. said today that it has completed the tender offer for Forum Group, Inc., acquiring over 99% of the company's stock for approximately $290 million. Forum's operations will be combined with Marriott's Senior Living Services business.

          As previously announced, the transaction will involve a total consideration of $605 million, including existing Forum debt. The remaining Forum shares will be acquired by Marriott upon the merger of Forum with a Marriott subsidiary. The merger is expected to be completed by June 1996.

          22,341,895 shares of Forum's common stock were tendered, including 103,414 shares tendered pursuant to notices of guaranteed delivery. Marriott has accepted for payment all tendered Forum shares.

          William J. Shaw, executive vice president of Marriott International and president of the Marriott Service Group, said, "The merger of Forum with Marriott Senior Living Services strengthens our leadership position in senior housing, and expands the range of products and services we can provide to today's fastest growing segment of the population. It will provide additional growth opportunities as our aging population looks for quality retirement facilities."

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          As a result of the completed tender offer, Marriott Senior Living
 Services now operates 69 facilities with more than 14,500 retirement community units or nursing beds. It is the nation's largest operator of senior housing and health care services in the quality tier.

          In addition to full-service and Brighton Gardens assisted living communities, Marriott now will provide seniors with alternative product offerings developed by Forum, including National Guest Homes, a moderate priced assisted living concept; Hearthside, which offers both assisted living and dementia-related care; and Health Care Industries, Inc., a provider of home health care services to residents in independent living communities.

          Marriott intends to continue Forum's planned expansion program, adding 1,000 units or nursing beds to existing full-service communities. Marriott also plans to have 100 Brighton Gardens assisted living communities by the year 2000.

          It is estimated that in this decade alone, Americans aged 85 and older will increase by some 43 percent, while those 75 and older will grow by approximately 29 percent.

          Marriott International, Inc., based in Washington, D.C., is a diversified hospitality company involved in lodging and services management. It had revenues of $9.0 billion in 1995.


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